Exhibit 10.1

200 Park Avenue Partners, LLC

14 Elm Place, Suite 206

Rye, NY 10580

May 27, 2021

890 5th Avenue Partners, Inc.

14 Elm Place, Suite 206

Rye, NY 10580

This letter is to confirm the undersigned’s commitment that, through January 14, 2023, which date is the scheduled liquidation date of 890 5th Avenue Partners, Inc., a Delaware corporation (the “Company”), if the Company is unable to complete a business combination prior to such date, to the extent that funds are needed by the Company and upon request by the Company, the undersigned will provide to the Company loans in an aggregate amount of up to $1,600,000.

These loans will be non-interest bearing and unsecured, and upon the consummation of a business combination, at our option, will either (a) be repaid or (b) with respect to up to $1,500,000 of such loans, may be convertible into units of the post-business combination entity at a price of $10.00 per unit (such units to be identical to the private placement units sold by the Company concurrently with its initial public offering).

The undersigned understands that if the Company does not consummate a business combination (as described in the Company’s prospectus, dated January 11, 2021), all amounts loaned to the Company hereunder will be forgiven except to the extent that the Company has funds available to it outside of its trust account established in connection with the Company’s initial public offering.

Sincerely,

200 PARK AVENUE PARTNERS, LLC

By:	/s/ Adam Rothstein
Name:	Adam Rothstein
Title:	Manager